Exhibit 99.1

                    LNB Bancorp, Inc. Reports Option Grants

     LORAIN, Ohio--(BUSINESS WIRE)--Nov. 10, 2005--LNB Bancorp, Inc. (NASDAQ:LNBB) today announced, as required by NASDAQ Marketplace Rule 4350, that it has made stock option grants to new employees.
     Consistent with the requirements of NASDAQ Marketplace Rule 4350(i)(1)(a)(iv), these new employee inducement grants were made outside of any shareholder-approved stock option plans of LNB Bancorp, Inc., and are classified as non-qualified stock option grants with an exercise price equal to the fair market value of LNB Bancorp, Inc. common shares at the close of trading on the grant date. The option will terminate, and will be forfeited if not exercised before, the earliest to occur of the tenth anniversary of the applicable vesting date, one year following the death or disability of the optionee, or 60 days following termination of the optionee's employment pursuant to certain events. There were two option grants totaling 32,500 shares, as described below.
     On February 1, 2005, an option to purchase up to 30,000 common shares was granted to Daniel E. Klimas, president and chief executive officer, at an exercise price of $19.17 per share. The option vests with respect to 10,000 shares on each of the first three anniversaries of the grant date.
     On June 28, 2005, an option to purchase up to 2,500 common shares was granted to Frank A. Soltis, senior vice president, Operations, at an exercise price of $16.50 per share. The option vests with respect to all 2,500 shares on the first anniversary of the grant date.
     LNB Bancorp will disclose any future non-plan option grants by press release pursuant to NASDAQ Marketplace Rule 4350.

     About LNB Bancorp, Inc.

     LNB Bancorp, Inc. is an $812.4 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc. and a 49-percent owned subsidiary, Charleston Title Agency, LLC. LNB Mortgage LLC and North Coast Community Development Corporation are wholly owned subsidiaries of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Online Brokerage Services. For more information about LNB Bancorp, Inc. and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.


     CONTACT: For LNB Bancorp, Inc.
              W. John Fuller, 216-978-7643